Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-76588 and No. 333-109659) of Senior Housing Properties Trust and in the related Prospectuses of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedule of Senior Housing Properties Trust, Senior Housing Properties Trust management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Senior Housing Properties Trust, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 8, 2006